                                                                    Exhibit 14.1


                              TORCH OFFSHORE, INC.
                      CODE OF BUSINESS CONDUCT AND ETHICS
                          ADOPTED AS OF MARCH 26, 2004

INTRODUCTION

Torch Offshore, Inc. (the "Company") has adopted this Code of Business Conduct and Ethics (the "Code") to describe the Company's expectations regarding business, personal and ethical conduct. The Code does cover a wide range of business practices and procedures; however, it does not cover every issue that may arise. The Code provides basic principles and concepts to guide us in the conduct of our business. When in doubt, do the right thing.

The Code applies to all employees, officers and directors. All such individuals must conduct themselves accordingly and must seek to avoid even the appearance of improper behavior. The Code should also be provided to and followed by the Company's agents and representatives, including third-party consultants.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. Any variances between local customs or policies and this Code should be brought to the attention of management and the Audit Committee of the Company's Board of Directors. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate any of the standards in this Code are subject to disciplinary action, up to and including dismissal from the Company and prosecution under the law. Any variation from this Code requires the personal review and approval of the Company's Board of Directors, which would be granted only as permitted by law and in extraordinary circumstances.

1.    HONESTY AND INTEGRITY

The Company's ethical standards require honesty and integrity. The Company relies on these standards to gain the trust of our customers, stockholders and fellow employees.

The Company will compete by providing unparalleled customer service and will not seek competitive advantage through unethical or illegal business practices. No employee, officer or director may take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. Each employee, officer and director should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and their fellow employees. In summary, all service to customers and business dealings with others must be done in an honest and ethical manner.

To maintain the Company's reputation, compliance with our quality processes and safety requirements is essential. All operations must be conducted in accordance with all applicable regulations. Compliance with all regulations and laws of governing or regulatory agencies should be given priority over the opportunity to profit or gain a competitive advantage.

2.    OUR WORKPLACE

The Company is committed to maintaining a corporate environment that is safe and professional and where respect for the dignity of all employees, customers and others is a priority. The Company embraces diversity, new ideas and the unique capabilities of all individuals. The workplace provides an equal opportunity in all aspects of employment and will not tolerate harassment, violence or discrimination of any kind. Please refer to the Company's policies and procedures for further information on these topics.

Safety and health are also key components of the workplace. Each employee is responsible for observing all of the safety and health regulations that apply to their jobs. Additionally, any unsafe or unhealthy conditions should be reported immediately so that necessary action may be taken to correct those conditions.

The Company is also committed to a workplace free of substance abuse, including alcohol and drugs. The use, possession or distribution of unauthorized drugs or alcohol on Company time or premises is prohibited.

3.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company is subject to numerous federal, state, local and international laws, rules and regulations. Although not all employees, officers and directors are expected to know the details of each of these laws, it is important to know enough to determine when to seek advice from a supervisor or applicable personnel. All employees, officers and directors must respect and comply with the law, both in letter and in spirit.

The Company has various policies, guidelines and procedures to facilitate compliance with applicable laws and regulations and holds information and training sessions to promote compliance with these laws and regulations.

4.    CONFLICTS OF INTEREST

A "conflict of interest" exists when an individual's personal interests interferes or appears to interfere in any way with the interests of the Company. A conflict can arise when an employee, officer or director takes action or has interests that may make it difficult to perform Company responsibilities in an objective and effective manner. A conflict situation may also arise when an employee, officer, director, or member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. Loans or guarantees to employees, officers, directors and their family members may create conflicts of interest.

Employees, officers and directors must avoid conflicts of interest, including even the appearance that their actions could create a conflict of interest or would not be in the best interest of the Company. Conflicts of interest are not always clear-cut, so if a question arises, please consult your supervisor or the Financial Reporting Manager of the Company. Any employee, officer or director that becomes aware of a conflict of interest or a potential conflict should bring it to the attention of appropriate personnel.

In addition, the receipt of certain gifts or other items of value, including entertainment, lodging, transportation and other accommodations, in connection with the Company's business may not be accepted unless permitted by law. Never request or solicit personal gifts, favors, entertainment or services. Never offer or accept gifts of cash or cash equivalents such as securities. Please discuss with your supervisor or the Financial Reporting Manager of the Company any gifts or proposed gifts that you are not certain are appropriate.

Business travel requires all employees, officers and directors to know and follow the Company's current travel and business expense reporting policies of the Company. See the Company's Travel Control and Policy for further details.

5.    INSIDER TRADING

In performing their responsibilities as an employee, officer or director, certain individuals may gain access to confidential information about the Company. Federal securities laws prohibit the use or sharing of that information for stock trading purposes or for any other purpose except the conduct of Company business. All non-public information about the Company should be considered confidential information. The purchase or sale of securities by an employee, officer or director based on inside information or the disclosure of such inside information to another person who buys or sells a security based on that information (also know as "tipping") is not only unethical but also illegal. If you have any questions regarding insider trading, please consult the Company's Financial Reporting Manager and the Company's Insider Trading Policy.

6.    CORPORATE OPPORTUNITIES

Employees, officers and directors owe a duty to the Company to advance the Company's legitimate interests when the opportunity arises. Therefore, employees, officers and directors are prohibited from benefiting personally from opportunities that are discovered through the use of Company property, information or position without the consent of the Company's Board of Directors. No employee, officer or director may use Company property, information or position for improper personal gain and no employee, officer or director may compete with the Company directly or indirectly.

7.    CORPORATE RECORDS AND REPORTING

The Company requires honest and accurate recording and reporting of information to meet financial reporting, regulatory, tax and legal obligations and to make responsible business decisions. All business transactions, including employee, officer or director expense reporting, must be properly and accurately recorded in a timely manner in accordance with applicable accounting standards and legal requirements. Unrecorded or "off the books" funds or assets should not be maintained. The Company's financial statements often become public and must be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of the Company for the applicable period.

Business records and communication, including e-mail, internal memos, and formal reports, often become public and should avoid derogatory remarks or inappropriate characterizations of people and companies. The Company requires that business records be retained in compliance with applicable regulations and law. If you have any questions, or in the event of litigation or governmental investigation, please consult the Company's General Counsel.

8.    PROTECTING CONFIDENTIAL INFORMATION

Employees must maintain the confidentiality of information entrusted to them by the Company or any of its customers and vendors. Any information from or relating to a customer or vendor must be protected and should only be disclosed when explicitly authorized or required by laws or regulations or approved by senior management. Employees, officers and directors may receive confidential information about the Company during the course of work at the Company and are also obligated to protect that information from disclosure. Employees, officers and directors should only disclose confidential information to other employees, officers and/or directors who have a business-related "need to know." The obligation to preserve confidential information continues even after employment ceases.

9.    PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers and directors should endeavor to protect the Company's assets from theft, waste or loss and to ensure the efficient use of the assets. The Company's assets may only be used for legitimate purposes. Any suspected incident of fraud or theft should be reported immediately.

The Company's assets consist of physical and intellectual property, including brands, trademarks, and patents as well as confidential information. Any improper use of the Company's assets, whether for personal or business purposes, is prohibited and may be unlawful.

The Company's assets also consist of its communication systems, including its computer network, telephones/faxes, e-mail and the Internet. The Company prohibits the use of any of these information systems and equipment to transmit illegal, inappropriate, offensive or potentially offensive material.

10.   POLITICAL ACTIVITIES

The United States Foreign Corrupt Practices Act prohibits giving anything of value to a government official, including foreign officials, political parties, or candidates for public office, in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. The Company's General Counsel can provide guidance to you in this area.

11.   INTERPRETATION AND WAIVERS OF THE CODE

The Company's Board of Directors is responsible for interpretations of the Code. In certain circumstances, it may be appropriate to grant a waiver of the Code. Any waiver of this Code for any employee, officer or director may be made only by the Company's Board of Directors and must be promptly disclosed to stockholders in accordance with legal and regulatory requirements.

12.        REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

All employees, officers and directors should ensure prompt and consistent reporting of violations of the Code to supervisors or appropriate personnel, as well as any actual or potential violation of applicable laws, regulations or Company policies. See the Company's Whistle-Blower Policy for further details. The Company does not allow retaliation for reports of misconduct made by others in good faith by employees. All employees, officers and directors are expected to cooperate in internal investigations of misconduct. Any employee, officer or director may contact the Audit Committee of the Company's Board of Directors if questions arise.

The Company's values require that each employee, officer and director understand their roles and responsibilities. Those who violate the Code, or who fail to cooperate fully with any investigations, will be subject to corrective action, possibly including termination of employment or criminal prosecution.


                                       4